Back to Form 8-K
Exhibit 99.1

Chairman David J. Gallitano Not Standing for Re-election to WellCare Board of Directors
Christian P. Michalik Named Chairman

TAMPA, Fla. (March 23, 2015) — WellCare Health Plans, Inc. (NYSE: WCG) today announced that its chairman of the board, David J. Gallitano, has informed the company’s board of directors that he will not stand for re-election at the company’s Annual Stockholders’ Meeting expected to be held on May 11. The board subsequently elected Christian P. Michalik as chairman of the board. Gallitano will complete his term on the board to ensure a smooth transition.

“Dave’s contributions to WellCare have been significant,” said Ken Burdick, WellCare’s CEO and a member of the board. “During his tenure, Dave refocused WellCare’s strategic direction and set us on a path to improve performance, while reinvesting in associates, processes and tools that have energized the whole company. The entire board extends their sincere gratitude and appreciation to Dave, along with best wishes for the future.”

Gallitano has been a WellCare director since 2009 and was named chairman on May 22, 2013. He also served as interim CEO of WellCare from November 1, 2013 to January 1, 2015.

“Dave has accomplished what he set out to do when he was elected chairman. He has done extraordinary work in positioning WellCare for success in the future,” said Michalik. “I look forward to working with the board and management team to continue progress towards WellCare’s vision to be the leader in government-sponsored health care programs.”

“I am very proud of the work we have done at WellCare,” said Gallitano. “I am looking forward to the next chapter in my life, and I am confident that under its current leadership, WellCare will achieve its business objectives and multi-year plan.”

Michalik has been a director of WellCare since 2002. Since 2004, he has served as Managing Director of Kinderhook Industries, a private equity investment firm, with significant investment holdings in the health care sector. Michalik holds a bachelor’s degree from Yale College and an MBA from Harvard Business School.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, including Medicaid, Medicare, Prescription Drug Plans and the Health Insurance Marketplace. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind and disabled and seniors. The company serves approximately 4.1 million members nationwide as of Dec. 31, 2014. For more information about WellCare, please visit the company's website at www.wellcare.com or view the company’s videos at https://www.youtube.com/user/WellCareHealthPlan.

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CONTACTS:
Investor Relations	Media Relations
Angie McCabe	Crystal Warwell Walker
813-206-6958	813-206-2697
angeline.mccabe@wellcare.com	crystal.walker@wellcare.com